Exhibit 99.1

NEWS RELEASE

Allegheny Technologies Incorporated	Contact:
Corporate Headquarters	Dan L. Greenfield
1000 Six PPG Place	412-394-3004
Pittsburgh, PA 15222-5479 U.S.A.
www.ATImetals.com

Allegheny Technologies Elects New Director

Pittsburgh, PA – December 9, 2011 – Allegheny Technologies Incorporated (NYSE: ATI) announced today that John R. Pipski has been elected to the Company’s Board of Directors. His election increases the number of directors to ten.

Mr. Pipski, 64, has over 40 years of financial and tax accounting experience, mainly in the manufacturing and mining industries. Mr. Pipski was a tax partner in the accounting firm of Ernst & Young LLP from 1983 until his retirement in 2001. Since then, Mr. Pipski has been providing business advisory and financial and tax accounting services through his own firm. “We are pleased to welcome John Pipski to the ATI Board. John’s expertise and significant business experience make him a valuable addition to the Company,” said Rich Harshman, Chairman, President and Chief Executive Officer of ATI.

Mr. Pipski has been appointed to serve on the Audit Committee and the Technology Committee and will stand for election at the 2012 Annual Meeting of Stockholders.

Previously, Mr. Pipski served on the Board of Directors of CNX Gas Corporation from 2005 until 2010 where he was Chairman of the Audit Committee.

Building the World’s Best Specialty Metals Company®

Allegheny Technologies Incorporated is one of the largest and most diversified specialty metals producers in the world with revenues of approximately $5.0 billion for the last twelve months. ATI has approximately 11,300 full-time employees world-wide who use innovative technologies to offer global markets a wide range of specialty metals solutions. Our major markets are aerospace and defense, oil and gas/chemical process industry, electrical energy, medical, automotive, food equipment and appliance, machine and cutting tools, and construction and mining. Our products include titanium and titanium alloys, nickel-based alloys and superalloys, grain-oriented electrical steel, stainless and specialty steels, zirconium, hafnium, niobium, tungsten materials, forgings, castings, and fabrication and machining capabilities. The ATI website is www.ATImetals.com.